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                                  EXHIBIT 99.1



                                  NEWS RELEASE

RELEASE: IMMEDIATE                                   NASDAQ: BDYN


CONTACT: Nicholas A. Frungillo, Jr.
         (201) 359-8444



               ITALIAN GOVERNMENT STOPS HUMAN DURA MATER SHIPMENTS

Parsippany, New Jersey-May 20,1997- Biodynamics International Inc. announced today that the Italian Government has imposed a moratorium on all shipments of human dura mater, including the Company's Tutoplast(R) dura mater. The moratorium on shipments is pending an investigation by the European Health Authorities (CPMP) into the safety of dura mater transplants for neurosurgical procedures. As a result of this moratorium, the Company's revenues and cash flow will be impacted.

Company President and CEO Karl H. Meister commented that "Our efforts to compensate for the lost revenues as a result of the moratorium by the Italian authorities and the previously announced Japanese recall are progressing encouragingly. Additionally, our investors have continued their financial support and advanced the Company working capital pending the placement of permanent capital. We are also continuing our efforts to have the respective regulatory authorities recognize the scientific evidence supporting the safety of Tutoplast(R) processed tissues and exempt Biodynamics from their action."

Biodynamics International Inc. is a world leader in safe bioimplants for tissue repair, with its offices in Parsippany, New Jersey and Erlangen, Germany and processing and manufacturing facilities in Alachua, Florida and Neunkirchen, Germany.


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